Exhibit 10.27

November 1, 2015

Sean Vanderelzen

2346 Silver Pointe Drive

Waterford, MI 48328

Via email: sean.vanderelzen@comcast.net

Dear Sean,

It was such a pleasure speaking with you regarding the opportunities at Lineage Logistics! I very much enjoyed our discussion and exchange of ideas regarding the vision and development plans for our field services support function. As discussed during the selection process, we are at critical point in our service delivery system and are confident that your background and experience can contribute to Lineage’s development. I am very pleased to offer you the position of Vice President, Field Services Support.

This conditional job offer is contingent upon receipt of results of a satisfactory pre-employment background screening. The employment relationship between you and the Company will be at-will. This means that the employment relationship is for no specific term and may be terminated by either you or the Company at any time for any reason, with or without cause or advance notice. If you are terminated for “cause,” you will not be entitled to any such severance payment.

The Company’s business and activities require a degree of confidentiality. All employees are required as a condition of employment to sign our standard Employee Confidentiality Agreement, Assignment of Intellectual Property and Non-solicitation Agreement and our Arbitration Agreement. These documents will be sent to you upon your acceptance of this employment offer. Please do not hesitate to ask any questions before signing these agreements. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Employment is subject to the terms of Lineage’s employee handbook and arbitration agreement copies. Also, by signing below you affirm that you are not a party to any agreements that would limit your ability to perform your duties for us.

The details of the position are listed below for your review and consideration:

Position Title:	Vice President, Field Services & Talent Management

Planned Starting Date:	TBD

Salary Wage:	$251,000.00 annually / Exempt Status (Overtime wages will not be applicable or applied to the base annual salary)

Reports To:	Patricia Gaudin, SVP Human Resources

Health & Welfare	There are several available options for you to review. This data will be sent under separate cover. The Company offers full major medical, dental and supplementation health and welfare benefits. Eligibility following 60 days of employment.

Vacation:	5 weeks of vacation days , 6 sick days and 6 holidays per calendar year

401K Plan:	You will be eligible to enroll in the Company’s 401(k) plan the first of the month after 6-months of employment. Please note, however, that the current 401(k) plan will be changed effective 1/1/2016 to a Safe Harbor Plan. The Company will make a matching contribution to your amount equal to 100% of the first 3% of deferrals and 50% of the next 2% of deferrals.

Performance Evaluation:	Performance Evaluations will be conducted after the initial 90-days of employment and on an annual basis thereafter. You will be eligible for an incentive bonus payment of 30% of your base annual salary. The Key Performance Indicators to be developed within your 90-days of employment. You will also be eligible for participation in the Lineage Long Term Incentive Plan. Documents to be provided under separate cover.

You will also become a participant in our management long-term incentive plan which will include a grant of common units effective as of your start date. These common units represent a profits interest in the Company which will allow you to participate in the value appreciation of the Company above an accruing threshold, subject to a 5 year vesting schedule and other restrictions. These profit interests would vest completely in the event of an exit transaction. We expect the value of this equity, if fully vested, to be worth approximately $700,000.00 in five years under our capital raise case, though the ultimate value may range significantly up or down from this expectation. We expect the units to qualify for long-term capital gains.

As discussed, you are approved to work remotely unless the business needs necessitates your being in one of the Company’s offices/divisions. Please note that we anticipate the need for travel to be approx. 30%. This letter shall be construed in accordance with the laws of the state of California and contains our entire agreement regarding your potential employment, and the Company has made no other promises or representations to you on that subject. The terms and conditions stated in this letter, including the at-will relationship, may be modified only if such changes are agreed to in writing by you and an officer of the Company.

If the terms in this letter are agreeable to you, please sign this letter below and return this letter and the enclosed agreement to me.

We are looking forward to having you join our team!

If you have any questions regarding this offer, please feel free to contact me directly at (949) 247-5282.

Sincerely,

Patricia Gaudin

SVP Human Resources

Please sign below if you accept the offer of employment as of the date referenced above.

Signature:	/s/ Sean R. Vanderelzen

Print name:	Sean R. Vanderelzen

Date:	11/10/2015

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